UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2015

SolarCity Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35758	02-0781046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 638-1028

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On August 3, 2015, SolarCity Corporation, a Delaware corporation (“SolarCity”), entered into a Stock Purchase Agreement (the “Agreement”) with Solar Explorer, LLC, a Delaware limited liability company and a wholly-owned subsidiary of SolarCity (“First Purchaser”), Solar Voyager, LLC, a Delaware limited liability company and a wholly-owned subsidiary of SolarCity (“Second Purchaser” and collectively with SolarCity and First Purchaser, “Purchasers”), ILIOSSON, S.A. de C.V., a joint stock corporation of variable capital formed and existing with the laws of Mexico (“ILIOSS”), and the stockholders of ILIOSS (“Sellers”), pursuant to which Purchasers are to acquire 100% of the capital stock of ILIOSS in exchange for (i) $9.5 million in cash, subject to adjustments as set forth in the Agreement (the “Closing Consideration”), (ii) an additional $5 million upon the successful achievement of a battery storage deployment milestone as set forth in the Agreement, subject to adjustments as set forth in the Agreement, and (iii) additional cash consideration based on megawatt deployments in Mexico from the closing date through December 31, 2019, subject to adjustments as set forth in the Agreement (the consideration payable pursuant to clauses (ii) and (iii) of the foregoing, the “Earnout Consideration”). The Earnout Consideration may become payable to the Sellers, if at all, following the achievement by the ILIOSS business unit of specified post-closing operations, and subject in each case to the continuing employment of the Sellers (or their designated affiliates). Following the Acquisition, ILIOSS continue to operate as a business unit of SolarCity.

The Agreement contains customary representations and warranties of each of Purchasers and Sellers. The representations and warranties of each party set forth in the Agreement have been made solely for the benefit of the other parties to the Agreement, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (1) have been qualified by disclosure schedules that the parties have exchanged in connection with the execution of the Agreement, (2) are subject to the materiality standards set forth in the Agreement, which may differ from what may be viewed as material by investors, (3) in certain cases, were made as of a specific date, and (4) may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Accordingly, no person should rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the execution of the Agreement.

Pursuant to the Agreement, following the consummation of the Acquisition, the Sellers have agreed to indemnify SolarCity, its officers, directors, affiliates, stockholders, employees, agents and representatives for any losses related to specified matters, including, among other things, inaccuracies, misrepresentations and breaches of representations or warranties of Sellers contained in the Agreement and related certificates or other instruments delivered by or on behalf of ILIOSS or Sellers, any failure by Sellers to perform or comply with any covenant applicable to them contained in the Agreement and related certificates or other instruments delivered by or on behalf of ILIOSS or Sellers, and for other customary matters.

The closing of the Acquisition is subject to customary closing conditions, and the Agreement contains certain termination rights for both SolarCity and Sellers. The parties intend to consummate the transaction as soon as practicable and currently anticipate that the closing will occur in early August, 2015.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. The Agreement is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
2.1*

Stock Purchase Agreement, dated August 3, 2015, by and among SolarCity Corporation, Solar Explorer, LLC, Solar Voyager, LLC, Tatiana Alejandra Arelle Caraveo, Manuel Vegara Llanes and ILIOSSON, S.A. de C.V.

*	Confidential treatment requested as to certain portions of this exhibit, which portions have been omitted and submitted separately to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SolarCity Corporation

	By:	/s/ Brad Buss
Brad Buss
Date: August 5, 2015		Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1

Stock Purchase Agreement, dated August 3, 2015, by and among SolarCity Corporation, Solar Explorer, LLC, Solar Voyager, LLC, Tatiana Alejandra Arelle Caraveo, Manuel Vegara Llanes and ILIOSSON, S.A. de C.V.

*	Confidential treatment requested as to certain portions of this exhibit, which portions have been omitted and submitted separately to the Securities and Exchange Commission.